EXHIBIT 99.2

The Bon-Ton Stores, Inc. Announces Winning Bid in
Bankruptcy Court-Supervised Auction

MILWAUKEE, WI (APRIL 17, 2018) – The Bon-Ton Stores, Inc. (OTCQX: BONT) (“the Company”) today announced the winning bid in an auction for the Company’s assets held pursuant to Section 363 of the U.S. Bankruptcy Code.

Subject to Bankruptcy Court approval, a joint venture composed of the holders of the Company’s 8.0% Second Lien Secured Notes due 2021 and Great American Group, LLC and Tiger Capital Group, LLC will acquire the inventory and certain other assets of the Company. A hearing by the Bankruptcy Court to approve the sale and wind-down of the Company’s operations is scheduled for April 18, 2018.

Bill Tracy, President and Chief Executive Officer, said, “While we are disappointed by this outcome and tried very hard to identify bidders interested in operating the business as a going concern, we are committed to working constructively with the winning bidder to ensure an orderly wind-down of operations that minimizes the impact of this development on our associates, customers, vendors and the communities we serve. We are incredibly grateful to all of our associates for their dedicated service to Bon-Ton and to our millions of loyal customers who we have had the pleasure to serve as their hometown store for more than 160 years.”

Throughout the court-supervised asset sale process, the Company’s stores, e-commerce and mobile platforms under the Bon-Ton, Bergner's, Boston Store, Carson's, Elder-Beerman, Herberger’s and Younkers nameplates will remain open throughout the store closing sales. Bon-Ton expects to provide more details about the liquidation plans and going out of business sales at its stores following approval of the winning bid by the Bankruptcy Court.

As previously announced, on February 4, 2018, Bon-Ton and its subsidiaries filed voluntary petitions for a court-supervised financial restructuring under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

Additional Information

Additional information is available on the Company’s restructuring website at bontonrestructuring.com. Court filings and other documents related to the court-supervised process are available at https://cases.primeclerk.com/bonton or by calling the Company’s claims agent, Prime Clerk, at (844) 253-1011 (toll-free in the U.S.) or (347) 338-6537 (for parties outside the U.S.).

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as the Company’s legal counsel, AlixPartners LLP is serving as restructuring advisor and PJT Partners, Inc. is acting as financial advisor.

About The Bon-Ton Stores, Inc.
The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 250 stores, which includes nine furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves.  For further information, please visit http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this release and in other communications made by the Company contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “believe,” “estimate,” “project,” “intend,” or other similar expressions, involve important risks and uncertainties that could significantly cause future results to differ from those expressed in any forward-looking statements. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; deterioration of general economic conditions; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; changes in energy and transportation costs; weather conditions that could negatively impact sales; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; operational disruptions; unsuccessful marketing initiatives; the ability to improve efficiency through the Company’s eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including the store rationalization program and initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements; the financial condition of mall operators; and the  uncertainties relating to the bankruptcy filing by the Company, including, but not limited to, (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 case, including maintaining strategic control as debtor-in-possession; (ii) the ability of the Company and its subsidiaries to negotiate, develop, confirm and consummate a plan of reorganization; (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents; (iv) Bankruptcy Court rulings in the Chapter 11 case and the outcome of the Chapter 11 case in general; (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings; (vi) risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to confirm and consummate a plan of reorganization; (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations; (viii) increased advisory costs to execute the Company’s reorganization; and (ix) other risks and uncertainties. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Annual Report on Form 10-K for fiscal 2017 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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MEDIA CONTACT:
Christine Hojnacki, 414-347-5329
christine.hojnacki@bonton.com

Michael Freitag / Leigh Parrish / Tim Ragones
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449